Exhibit 99.1

For immediate release

Endeavour Announces 2013 First Quarter

Financial and Operational Results

Houston, May 9, 2013 – Endeavour International Corporation (NYSE: END) (LSE: ENDV) today reported first quarter 2013 net loss, as adjusted of $12.1 million compared to a net loss, as adjusted of $15.4 million for the same period in 2012. On a GAAP basis, net loss for the first quarter of 2013 was $14.0 million as compared to net loss of $35.3 million for the same quarter in 2012.

Sales volumes for the first quarter of 2013 were 7,186 barrels of oil equivalent per day (“boepd”), compared to 4,174 boepd for the same quarter in the prior year. First quarter 2013 sales numbers were impacted by the timing of liftings at the Alba field, where during the period there was only a single lifting. Physical production for the first quarter of 2013 averaged 9,385 boepd compared to 3,974 boepd for the same quarter of 2012.

Recent Business Highlights:

•	North Sea:

•	Drilling of the West Rochelle well remains on schedule, with first production expected mid-year 2013

•	The third production well at Bacchus began drilling in March

•	The Alba 2013 in-field drilling program commenced

•	The Centurion South exploration well was drilled to total depth

•	Finance:

•	The sale of the $107.5 million Monetary Production Payment closed on April 30, 2013

•	Strategic Review:

•	Initiated in February, the review process remains on-going

“This quarter has been about execution and keeping our development projects moving forward. The drilling of our production wells at West Rochelle and Bacchus continues on schedule. We have worked through a significant number of the processing issues at Alba and expect to see better production levels from the field in the second half of the year,” said William L. Transier, chairman, chief executive officer and president. “Our strategic review process remains on-going. We intend to bring the process to conclusion as soon as a thorough evaluation of all the options is completed by our Board of Directors.”

Operational Update

United Kingdom

In mid-February, the Transocean Prospect rig moved to the West Rochelle field. Drilling of the production well has reached total measured depth and final completion of the well is in process. First production from the West Rochelle well is expected in mid-2013. The subsea pipeline and manifold infrastructure for the field has been installed and the topside modifications to the Scott Platform have also been completed. Endeavour has a 44% working interest in the Rochelle development.

At the Bacchus field, the Rowan Gorilla VII rig arrived in late March to drill the third planned production well. Production performance from the first two wells continues to be strong and remains above original expectations. First production from the third well is expected during the third quarter of 2013. Endeavour has a 30% working interest in the Bacchus field.

At Alba, the year’s drilling campaign commenced with three development wells planned. The timing of the drilling program has been accelerated into the first half of the year. The Company expects the drilling, in combination with improvements in the processing systems, to result in increased production levels from the field during the second half of the year. During the first quarter, production at the field was impacted by an unplanned five-day shutdown and lower than expected production levels due to continuing processing problems. Endeavour has a 25.68% working interest in the Alba field.

Beginning in March, the Centurion South exploration well was drilled to its planned total depth. The presence of hydrocarbon bearing Fulmar reservoir sands was confirmed, although the section was thinner than anticipated. The Company and its partners are evaluating the results, as well as the overall commercial viability of the combined Centurion discoveries. The prospect is a satellite to the Centurion discovery which was drilled in 1984 and flow tested at 5,200 boepd. The well is being plugged and abandoned. Endeavour has a 33.3% working interested in the block.

Finance

On April 30, Endeavour closed on the sale of a $107.5 million Monetary Production Payment (the ‘MPP’) after receiving the required approvals from the United Kingdom regulators. The MPP will be satisfied out of the production from the Alba and Bacchus fields.

Strategic Review Process

In February 2013, the Board of Directors initiated a process to explore a broad range of strategic alternatives to further enhance shareholder value. Data rooms were opened in the U.K. and U.S. and the process is on-going. Endeavour remains focused on executing its operational plans. While the strategic review is continuing, the Company can provide no assurance that the strategic review will result in the Company changing its current business plan or completing any transaction.

Earnings Conference Call, Thursday, May 9, 2013 at 9:00 a.m., Central Time, 3:00 p.m. British Summer Time

Endeavour International will host a conference call and web cast to discuss its 2013 first quarter financial and operating results on Thursday, May 9, 2013 at 9 a.m. Central Time, 3 p.m. British Summer Time. A supporting slide deck for the conference call is available on the home page of Endeavour’s website at www.endeavourcorp.com and under the Investor Relations section in conjunction with the details for the conference call. To participate and ask questions during the conference call, dial the local country telephone number and the confirmation code 3076749. The toll-free numbers are 800-756-4697 in the United States and 0-808-101-1152 in the United Kingdom. Other international callers should dial 913-981-5517(tolls apply). To listen only to the live audio web cast access Endeavour’s home page at www.endeavourcorp.com. A replay will be available beginning at 12:00 p.m. Central Time on May 9, 2013 through 12:00 p.m. on May 16, 2013 by dialing toll free 888-203-1112 (U.S.) or 719-457-0820 (international), confirmation code 3076749.

Endeavour International Corporation is an oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea and the United States. For more information, visit www.endeavourcorp.com.

Additional information for investors:

Certain statements in this news release should be regarded as “forward-looking” statements within the meaning of the securities laws. These statements speak only as of the date made. Such statements are subject to assumptions, risk and uncertainty. Actual results or events may vary materially.

The Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose not only proved reserves, but also probable reserves and possible reserves that meet the SEC’s definitions for such terms, and price and cost sensitivities for such reserves, and prohibits disclosure of resources that do not constitute such reserves. We use may use certain terms in our news releases, such as “reserve potential,” that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved, probable and possible reserves and accordingly are subject to substantially greater risk of being actually realized. In addition, we do not represent that the probable or possible reserves described herein meet the recoverability thresholds established by the SEC in its new definitions. Investors are urged to also consider closely the disclosure in our filings with the SEC, available from our website at www.endeavourcorp.com. Endeavour is also subject to the requirements of the London Stock Exchange and considers the disclosures in this release to be appropriate and/or required under the guidelines of that exchange.

For further information:

Endeavour – Investor Relations
Darcey Matthews	713.307.8711

Pelham Public Relations – UK Media
Philip Dennis	+44(0)207 861 3919
Henry Lerwill	+44(0)207 861 3169

Endeavour International Corporation

Condensed Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands)

	March 31, 2013	December 31, 2012
Assets
Current Assets:
Cash and cash equivalents	$80,781	$59,185
Restricted cash	178	178
Accounts receivable	30,173	46,003
Prepaid expenses and other current assets	40,562	20,995

Total Current Assets	151,694	126,361
Property and Equipment, Net	1,032,810	1,003,441
Goodwill	259,238	262,764
Other Assets	58,509	49,906

Total Assets	$1,502,251	$1,442,472

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$44,731	$60,153
Current maturities of debt	—	15,713
Accrued expenses and other	150,948	90,100

Total Current Liabilities	195,679	165,966
Long-Term Debt	862,249	843,793
Deferred Taxes	154,354	141,887
Other Liabilities	155,961	147,692

Total Liabilities	1,368,243	1,299,338
Commitments and Contingencies
Series C Convertible Preferred Stock	43,703	43,703
Stockholders’ Equity	90,305	99,431

Total Liabilities and Stockholders’ Equity	$1,502,251	$1,442,472

Endeavour International Corporation

Condensed Consolidated Statement of Operations

(Unaudited)

(Amounts in thousands, except per share data)

	Three Months Ended March 31,
	2013	2012
Revenues	$57,672	$15,166
Cost of Operations:
Operating expenses	17,490	4,898
Depreciation, depletion and amortization	22,947	7,906
Impairment of oil and gas properties	3,534	15,740
General and administrative	5,482	5,323

Total Expenses	49,453	33,867

Income (Loss) From Operations	8,219	(18,701)

Other Income (Expense):
Derivatives:
Unrealized gains (losses)	1,580	(4,779)
Interest expense	(21,438)	(19,707)
Letter of credit fees	(11,380)	—
Interest income and other	9,882	(2,668)

Total Other Expense	(21,356)	(27,154)

Loss Before Income Taxes	(13,137)	(45,855)
Income Tax Expense (Benefit)	909	(10,593)

Net Loss	(14,046)	(35,262)
Preferred Stock Dividends	456	456

Net Loss to Common Stockholders	$(14,502)	$(35,718)

Basic and Diluted Net Loss per Common Share	$(0.31)	$(0.94)

Weighted Average Number of Common Shares Outstanding:
Basic and Diluted	47,060	37,854

Endeavour International Corporation

Condensed Consolidated Statement of Cash Flows

(Unaudited)

(Amounts in thousands)

	Three Months Ended March 31,
	2013	2012
Cash Flows from Operating Activities:
Net loss	$(14,046)	$(35,262)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	22,947	7,906
Impairment of oil and gas properties	3,534	15,740
Deferred tax expense (benefit)	128	(9,014)
Unrealized (gains) losses on derivatives	(1,580)	4,779
Amortization of non-cash compensation	832	1,559
Amortization of loan costs and discount	3,439	3,669
Non-cash interest expense	2,274	3,528
Other	(4,723)	1,892
Changes in operating assets and liabilities	34,800	(15,950)

Net Cash Provided by (Used in) Operating Activities	47,605	(21,153)
Cash Flows From Investing Activities:
Capital expenditures	(58,257)	(23,242)
Acquisitions	(817)	(8,017)
Increase in restricted cash	—	(493,434)

Net Cash Used in Investing Activities	(59,074)	(524,693)
Cash Flows From Financing Activities:
Repayments of borrowings	—	(588)
Borrowings under debt agreements, net of debt discount	—	480,000
Financing costs paid	(9,935)	(21,005)
Proceeds from issuance of monetary production payment	43,000	—
Dividends paid	—	(416)
Other financing	—	5

Net Cash Provided by Financing Activities	33,065	457,996
Net Increase (Decrease) in Cash and Cash Equivalents	21,596	(87,850)
Cash and Cash Equivalents, Beginning of Period	59,185	106,036

Cash and Cash Equivalents, End of Period	$80,781	$18,186

Endeavour International Corporation

Operating Statistics

(Unaudited)

	Three Months Ended March 31,
	2013	2012
Sales volume (1)
Oil and condensate sales (Mbbls):
United Kingdom	508	96
United States	—	1

Total	508	97

Gas sales (MMcf):
United Kingdom	11	21
United States	821	1,677

Total	832	1,698

Oil equivalent sales (MBOE)
United Kingdom	510	100
United States	137	280

Total	647	380

Total BOE per day	7,186	4,174

Physical production volume (BOE per day) (1)
United Kingdom	7,862	893
United States	1,523	3,081

Total	9,385	3,974

Realized Price, before and after derivatives
Oil and condensate price ($ per Bbl)	$108.40	$116.99

Gas price ($ per Mcf)	$3.13	$2.25

Equivalent oil price ($ per BOE)	$89.17	$39.92

(1)

We record oil revenues using the sales method and use the entitlements method to account for sale of gas production. Physical production may differ from sales volumes based on the timing of tanker liftings for our international sales.

Endeavour International Corporation

Reconciliation of GAAP to Non-GAAP Measures

(Unaudited)

(Amounts in thousands)

As required under Regulation G of the Securities Exchange Act of 1934, provided below are reconciliations of net income (loss) to the following non-GAAP financial measures: net income, as adjusted and Adjusted EBITDA. We use these non-GAAP measures as key metrics for our management and to demonstrate our ability to internally fund capital expenditures and service debt. The non-GAAP measures are useful in comparisons of oil and gas exploration and production companies as they exclude non-operating fluctuations in assets and liabilities.

(amounts in thousands)	First Quarter March 31,
	2013	2012
Net loss	$(14,046)	$(35,262)
Impairment of oil and gas properties (net of tax) (1)	3,534	15,740
Unrealized loss on derivatives (net of tax) (2)	(1,580)	4,148

Net Loss as Adjusted	$(12,092)	$(15,374)

Net loss	$(14,046)	$(35,262)
Unrealized loss on derivatives	(1,580)	4,779
Net interest expense	21,422	19,651
Letter of credit fees	11,380	—
Depreciation, depletion and amortization	22,947	7,906
Impairment of oil and gas properties	3,534	15,740
Income tax expense (benefit)	909	(10,593)

Adjusted EBITDA	$44,566	$2,221

(1)	Since the impairments related to U.S. oil and gas properties, we recognized no tax benefits as there was no assurance that we could generate any U.S. taxable earnings.
(2)	Net of tax (benefit) expense of none and $631, respectively.